Exhibit 10.308
2006 EMPLOYEE SEVERANCE PLAN
          Under this 2006 Employee Severance Plan (the “Plan”), in the event your employment with the Company is terminated without cause, you will be eligible to receive severance payable in a lump sum, equal to two months of your base salary, plus one week of base salary for every full year of service to the Company. You will also be eligible for continuation of medical, dental and vision care coverage continuation under COBRA, paid by the Company for the same period, i.e. two months, plus one week per full year of service. Payment of the severance is subject to your signing and not revoking an effective general release of claims against the Company and its subsidiaries.
          You will not be eligible for any severance if
•	you voluntarily leave the Company,

•	you are terminated for cause,

•	if you are offered a similar or better position by any buyer of the Company, its assets or product line(s), or

•	you now have or in the future are covered by another severance agreement with the Company.
          Of course, in addition to any severance you will be entitled to any accrued but unpaid salary, unused vacation days and all reimbursements then owed to you by the Company.
          For purposes of this Plan, “cause” means termination of employment due to: (i) conviction of any felony or other criminal act, (ii) commission of any act of fraud or embezzlement, (iii) unauthorized use or disclosure of confidential or proprietary information or trade secrets of the Company or its subsidiaries, (iv) any material violation of company policy or (v) any other intentional misconduct on your part which adversely affects the business or affairs of the Company in a material manner.
     Your cash severance will be paid in a lump sum after you sign and have not revoked the general release during any legally-required revocation period.
          All severance paid will be less any required tax and other withholdings.
          If you are entitled to receive any payments or benefits from the Company pursuant to the requirements of the Worker Adjustment and Retraining Notification Act and/or any similar federal, state or local law (collectively referred to as “WARN laws”) then the amount of severance payable under this agreement shall be reduced by any and all such payments made by the Company.
          This Plan does not confer upon you any right to continue in the employment of the Company for any period or interfere with or otherwise restrict in any way the rights of the

Company or you to terminate your employment at any time for any reason whatsoever, with or without cause.
          This Plan does not interfere with, replace or otherwise impact any other written agreements that you may have with the Company regarding retention, severance or termination of employment in connection with a change in control of the Company. Subject to the foregoing, this document sets forth all of the terms of the Plan and merges any other discussions or arrangements regarding the subject matter hereof. This Plan will continue until terminated. This Plan may be changed or revoked at any time without notice by the Board of Directors, but only in writing. In particular employees may not rely on any oral statements which are inconsistent with or purport to add to this written Plan.
          The terms of the Plan will be interpreted by the Board of Directors of the Company or the Compensation Committee of the Board of Directors of the Company or any successor committee, including a committee of employees (the “Plan Administrator”), in its sole discretion. The Plan Administrator will have the discretion to make any findings of fact needed in the administration of the Plan and will have the discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms in any fashion it deems to be appropriate in its sole judgment. The validity of any such finding of fact, interpretation, construction or decision will not be given de novo review if challenged in court, and will be upheld unless clearly arbitrary or capricious.
          To the extent the Plan Administrator has been granted discretionary authority under the Plan, the Plan Administrator’s exercise of such authority will not obligate it to exercise such authority in a like fashion thereafter. If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Plan Administrator in its sole and exclusive judgment, the provision will be considered ambiguous and will be interpreted by the Plan Administrator in a fashion consistent with its intent, as determined by the Plan Administrator in its sole discretion. All actions and all determinations made in good faith by the Plan Administrator shall be final, binding and conclusive upon all persons claiming any interest in or under the Plan.
          If you are denied benefits under the Plan and you wish to make a claim, you may do so by submitting it in writing to the Plan Administrator within 60 days following your termination of employment. The Plan Administrator will evaluate your claim and determine eligibility for benefits within 90 days from the date your claim is filed. If the Plan Administrator denies your claim, it will issue a written response stating the specific reasons for denial. If special circumstances arise, and additional time is needed, you shall be notified before the expiration of the initial review period and the decision shall be made within 180 days from the date the claim is filed. You may, within 60 days of receiving notice of the decision, request in writing that the reasons for denying the claim be reviewed. During the review process, you shall have the opportunity to provide additional information relevant to the claim, such as written comments, documents, records, and other information relating to the claim. You will be provided, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to your claim. The Plan Administrator will review the request, consider any additional data provided by you and, within 60 days after receipt of the request for review, issue a decision in writing determining the eligibility for severance benefits under the Plan. If special circumstances arise and additional time is needed, you shall be notified before the expiration of the 60-day review period and the decision shall be made within 120 days from the date the claim appeal is filed. Any notice of a claim denial shall: (a) set forth the specific reason or reasons for the denial making reference to the pertinent provisions of the Plan or of Plan documents; (b) describe any additional material or information necessary to perfect the claim, and explain why such material or information, if any, is necessary; (c) inform you of your right to receive, upon request and free of charge, reasonable access to and copies of all information relevant to the you claim, and of your right to request review of the decision; (d) provide appropriate information as to the steps to be taken and the applicable time limits if you wish to submit the adverse determination for review; and (e) provide a statement of your right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review. You shall be solely responsible for the cost of filing any claim or claim appeal hereunder.
          This Plan and actions taken in connection therewith shall be governed and construed in accordance with the laws of the State of California (regardless of the law that might otherwise govern under applicable California principles of conflicts of laws) except to the extent that ERISA shall apply. Without prejudice to the Plan Administrator’s authority to interpret and administer this Plan in accordance with the above, any legal action or other proceeding regarding this Plan shall be heard exclusively in San Diego County, California.
     Adopted this 4th day of October, 2006, pursuant to authority granted by resolution of the Board of Directors.

/s/ Henry F. Blissenbach Henry F. Blissenbach, Chairman and interim CEO